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YY Lee Joins Commvault Board as Independent Director

--Brings Expertise in Data Analytics to the Company - an Area of Commvault’s Future--

-- Adds Silicon Valley and Entrepreneurial Mindset to Commvault Board—

TINTON FALLS, N.J. – February 5, 2018 – Commvault (NASDAQ: CVLT) today announced that YY Lee, recently retired Chief Executive Officer of FirstRain, has been appointed to the Commvault Board of Directors. With the addition of Lee, the Commvault Board has expanded to 11 members, nine of whom are independent.
Lee is a technology and software industry veteran with substantial strategic planning and operational experience in the data analytics space. She most recently served as CEO of FirstRain, an enterprise scale, software-as-a-service (SaaS) company whose global Fortune 500 customers used the company’s technology to track their customers, competitors and markets in a detailed and highly personalized way. She led the business to profitability and acquisition by Ignite Technologies in August 2017. Prior to becoming CEO, Lee served as Chief Operating Officer, responsible for FirstRain’s engineering and analytics teams, and evolved the company’s data science and software platform from its technology roots to a world-class SaaS solution.

“We are extremely excited to welcome YY Lee to the Commvault Board,” said N. Robert Hammer, Commvault’s Chairman, President and CEO. “YY’s Silicon Valley mindset brings a fresh entrepreneurial spirit to our Board and complements our existing group of leaders. I am also especially proud to add diversity to the Board and am extremely confident that her experience in data analytics will help us accelerate on our growth strategy as we continue to innovate for our customers.”

“I am delighted to join Commvault’s board of directors and look forward to help guide the company’s strategic focus particularly as data is increasingly the strategic currency of business,” said Lee. “I’m excited to start working alongside my fellow directors and Commvault’s leadership team to strengthen and grow the company, serve our customers and deliver value to Commvault stockholders.”

“As part of our focus on driving value creation, we determined that it would be appropriate to add an additional independent director to the Board, especially one with YY’s extensive technical background,” said Gary B. Smith, Chairman of the Nominations and Governance Committee of the Commvault Board of Directors. “She brings talent and a fresh perspective that we believe will enhance Commvault’s ability to compete and deliver improved stockholder returns.”

About YY Lee
Lee served as Chief Executive Officer for FirstRain from 2015 until the company was acquired by Ignite Technologies in August 2017. She joined the company in 2005 where she served as Chief Operating Officer for ten years.

Prior to joining FirstRain, Lee served as Senior Vice President and General Manager of Worldwide Services at Cadence Design Systems. In that position, she merged several services divisions into an industry-leading advanced technology operation. She held P&L responsibility for the business spanning R&D, go-to-market, sales, and support across global regions including the US, UK/EU, India, China, and Japan.

Before Lee’s tenure at Cadence, she co-founded the software company Aqueduct Software, an enterprise-class software development solution for automating application data collection, profiling and analysis during iterative development, testing and deployment. Bootstrapping the company from the ground-up, she secured top-tier VC financing, and ultimately led the company through acquisition by NetManage in 2000.

Lee began her career at Bell Labs and has also worked at Synopsys and 8x8 (formerly Integrated Information Technology, Inc.) in various product management roles.

She holds an A.B. in mathematics from Harvard University.

The complete listing of the Commvault Board of Directors can be found here.

About Commvault
Commvault is a leading provider of data protection, cloud and information management solutions, helping companies worldwide activate and drive more value and business insight out of their data. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,700 highly- skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit www.commvault.com.

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